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Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED
                                 (in thousands)

                                        Three Months Ended     Six Months Ended
                                              June 30,             June 30,
                                        ------------------   -------------------
                                           2003      2002      2003       2002
                                         -------   -------   --------   --------
Income before Income Taxes               $70,178   $47,319   $135,343   $ 93,730
Add:
   Interest Expense                       20,915    13,492     36,387     26,686
   Amortization of Debt Expense              960       983      1,944      1,965
   Interest Portion of Rent Expense        2,985     2,142      6,118      4,772
                                         -------   -------   --------   --------
      Adjusted Income                    $95,038   $63,936   $179,792   $127,153
                                         =======   =======   ========   ========

Fixed Charges

   Interest Expense                      $20,915   $13,492   $ 36,387   $ 26,686
   Amortization of Debt Expense              960       983      1,944      1,965
   Interest Portion of Rent Expense        2,985     2,142      6,118      4,772
                                         -------   -------   --------   --------
      Fixed Charges                      $24,860   $16,617   $ 44,449   $ 33,423
                                         =======   =======   ========   ========

Ratio of Earnings to Fixed Charges(1)        3.8x      3.8x       4.0x       3.8x
                                         =======   =======   ========   ========

(1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.